Exhibit 10.1

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jilliene Helman as his or her true and lawful attorneys-in-fact, proxies and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Annual Report on Form 1-K and to file the same, with any exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact, proxies and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxies and agents, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of Regulation A, this Annual Report on Form 1-K has been signed below by the following persons on behalf of the issuer in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jilliene Helman	Chief Executive Officer, President and Director	April 24, 2025
Jilliene Helman	(Principal Executive Officer)

/s/ Kevin Moclair	Chief Accounting Officer and Treasurer	April 24, 2025
Kevin Moclair	(Principal Financial and Accounting Officer)

/s/ Flynann Janisse	Director	April 24, 2025
Flynann Janisse

/s/ Louis S. Weeks III	Director	April 24, 2025
Louis S. Weeks III